UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 3, 2006

PINNACLE ENTERTAINMENT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-13641	95-3667491
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3800 Howard Hughes Parkway Las Vegas, Nevada	89109
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code: (702) 784-7777

N/A

(Former name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (7 CFR 240.13e-4(c))

Item 1.01.	Entry into Material Definitive Agreement.

On September 3, 2006, Pinnacle Entertainment, Inc., a Delaware corporation (“Pinnacle”) entered into an Acquisition Agreement, dated as of September 3, 2006 (the “Acquisition Agreement”) with Atlantic Coast Entertainment Holdings, Inc., a Delaware corporation (“ACE Hi”), ACE Gaming, LLC, a New Jersey limited liability company and wholly-owned subsidiary of ACE Hi (“ACE Lo”), American Real Estate Holdings Limited Partnership, a Delaware limited partnership (“AREH” and, together with ACE Hi, each a “Seller” and collectively, the “Sellers”), AREP Boardwalk Properties LLC, a Delaware limited liability company (“Boardwalk”), PSW Properties LLC, a Delaware limited liability company (“MLK I”), AREH MLK LLC, a Delaware limited liability company (“MLK II”), Mitre Associates LLC, a Delaware limited liability company (“MLK III” and, together with MLK I and MLK II, the “MLK Entities” and, together with Boardwalk, the “AREH Subs”). ACE Hi is an indirect majority-owned subsidiary of AREH and the AREH Subs are direct or indirect wholly-owned subsidiaries of AREH. AREH is an affiliate of Carl S. Icahn.

Under the Acquisition Agreement, Pinnacle will acquire ACE Lo, the entity that owns The Sands Hotel and Casino in Atlantic City, New Jersey, and the equity interests in the AREH Subs, the entities that own certain parcels adjacent to or nearby the Sands, including real property known as the Traymore site for a total of approximately $250 million, subject to adjustment under the Acquisition Agreement, plus an additional approximately $20 million for certain tax-related benefits and additional real estate. Approximately $61 million of this purchase price is payable to AREH for the Traymore site with the remainder of the $250 million, subject to adjustment, payable to ACE Hi representing the purchase price of ACE Lo. The land being acquired by Pinnacle comprises approximately 18 contiguous acres in Atlantic City, with boardwalk frontage. Pinnacle plans to design and build a large new casino hotel on the site.

Pinnacle has deposited $50 million toward the purchase price. The transaction is subject to the satisfaction of customary closing conditions. The transaction is not subject to financing. As part of the Acquisition Agreement, Pinnacle required that ACE Hi proceed to close the existing hotel-casino, which is anticipated to occur within approximately 70 days of the signing of the Acquisition Agreement. Pinnacle expects to close its purchase of The Sands and the Traymore site by the end of the year.

Under certain circumstances set forth in the Acquisition Agreement, ACE Hi has the right to terminate the Acquisition Agreement as to the purchase of ACE Lo and accept an unsolicited superior proposal on or before October 18, 2006 by the payment of a termination fee of $10 million.

In connection with the Acquisition Agreement, the majority stockholder of ACE Hi, AREP Sands Holdings, LLC (“AREP Sands”), which owns approximately 58% of the outstanding stock of ACE Hi, and AREH, entered into a Stockholders Agreement, dated as of September 3, 2006 (the “Stockholders Agreement”), with Pinnacle, pursuant to which AREP Sands delivered a written consent approving the Acquisition Agreement. AREP Sands is a wholly-owned subsidiary of AREH.

In addition, pursuant to the Stockholders Agreement, entities affiliated with Mr. Icahn, including AREH and AREP Sands, have agreed to pay Pinnacle all of any additional value received by such entities through a superior proposal or certain other transactions or if Pinnacle matches or exceeds the terms of any superior proposal or otherwise pays more than the purchase price contemplated by the Acquisition Agreement.

The foregoing description of the Acquisition Agreement and Stockholders Agreement does not purport to be complete and is qualified in its entirety by reference to the Acquisition Agreement and Stockholders Agreement, which are attached as Exhibit 2.1 and Exhibit 10.1, respectively, hereto, and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(c)	Exhibits.

Exhibit No.	Description
Exhibit 2.1	Acquisition Agreement dated as of September 3, 2006 by and among Pinnacle, ACE Hi, ACE Lo, AREH, Boardwalk, MLK I, MLK II and MLK III.*

Exhibit 10.1	Stockholders Agreement dated as of September 3, 2006 by and among Pinnacle, AREH and AREP Sands Holding

*	Schedules and Exhibits omitted pursuant to Section 601(b)(2) of Regulation S-K. Pinnacle agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request

SIGNATURES

Pursuant to the requirements of Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE ENTERTAINMENT, INC.
(Registrant)

Date: September 8, 2006	By:	/s/ STEPHEN H. CAPP
Stephen H. Capp
Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
Exhibit 2.1	Acquisition Agreement dated as of September 3, 2006 by and among Pinnacle, ACE Hi, ACE Lo, AREH, Boardwalk, MLK I, MLK II and MLK III.*

Exhibit 10.1	Stockholders Agreement dated as of September 3, 2006 by and among Pinnacle, AREH and AREP Sands Holding

*	Schedules and Exhibits omitted pursuant to Section 601(b)(2) of Regulation S-K. Pinnacle agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request